Exhibit 99.2

CSX Announces Third Quarter 2019 Financial Results

JACKSONVILLE, Fla. - October 16, 2019 - CSX Corporation (NASDAQ: CSX) today announced third quarter 2019 net earnings of $856 million, or $1.08 per share, versus $894 million, or $1.05 per share in the same period last year (an earnings per share increase of 3 percent). CSX’s operating ratio set a new company record of 56.8 percent, improved from 58.7 percent in the prior year.
“I am extremely proud of our dedicated team of CSX railroaders for once again setting new records for operating efficiency, customer service, and safety this quarter,” said James M. Foote, president and chief executive officer. “These results reflect our continued commitment toward being the best run railroad in North America and providing our customers with best-in-class service.”
Revenue for the third quarter decreased by 5 percent over the prior year to $2.98 billion, as Merchandise revenue growth was more than offset by Coal and Intermodal declines. Expenses decreased 8 percent year over year to $1.69 billion, driven by continued efficiency gains and volume-related savings. Operating income was roughly flat at $1.29 billion compared to the same period last year.
CSX executives will conduct a conference call with the investment community this afternoon, October 16, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (1-888-EARN-CSX). For callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call and enter in 3276279 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Bill Slater
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 359-1334
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Nine Months Ended
	Sep. 30, 2019	Sep. 30, 2018	$ Change	% Change	Sep. 30, 2019	Sep. 30, 2018	$ Change	% Change

Revenue	$2,978	$3,129	$(151)	(5)%	$9,052	$9,107	$(55)	(1)%
Expense
Labor and Fringe	638	695	57	8	1,958	2,060	102	5
Materials, Supplies and Other	415	474	59	12	1,348	1,425	77	5
Depreciation	338	334	(4)	(1)	1,005	986	(19)	(2)
Fuel	223	268	45	17	690	793	103	13
Equipment and Other Rents	104	89	(15)	(17)	307	302	(5)	(2)
Equity Earnings of Affiliates	(27)	(24)	3	13	(67)	(79)	(12)	(15)
Total Expense	1,691	1,836	145	8	5,241	5,487	246	4

Operating Income	1,287	1,293	(6)	—	3,811	3,620	191	5

Interest Expense	(186)	(162)	(24)	(15)	(548)	(468)	(80)	(17)
Other Income - Net	24	19	5	26	72	54	18	33
Earnings Before Income Taxes	1,125	1,150	(25)	(2)	3,335	3,206	129	4

Income Tax Expense	(269)	(256)	(13)	(5)	(775)	(740)	(35)	(5)
Net Earnings	$856	$894	$(38)	(4)%	$2,560	$2,466	$94	4%

Operating Ratio	56.8%	58.7%			57.9%	60.3%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$1.08	$1.05	$0.03	3%	$3.18	$2.83	$0.35	12%

Average Shares Outstanding, Assuming Dilution (Millions)	792	854			805	870

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Sep. 30, 2019	Dec. 31, 2018
ASSETS

Cash and Cash Equivalents	$1,521	$858
Short-Term Investments	1,037	253
Other Current Assets	1,402	1,454
Properties - Net	32,078	31,998
Investment in Affiliates and Other Companies	1,849	1,779
Other Long-Term Assets (b)	908	387
Total Assets	$38,795	$36,729

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt(a)	$745	$18
Other Current Liabilities (b)	2,060	1,897
Long-Term Debt	15,992	14,739
Deferred Income Taxes - Net	6,882	6,690
Other Long-Term Liabilities (b)	1,237	805
Total Liabilities	26,916	24,149

Total Shareholders' Equity	11,879	12,580
Total Liabilities and Shareholders' Equity	$38,795	$36,729

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Nine Months Ended
	Sep. 30, 2019	Sep. 30, 2018
OPERATING ACTIVITIES
Net Earnings	$2,560	$2,466
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	1,005	986
Deferred Income Tax Expense	186	148
Gain on Property Dispositions	(129)	(122)
Equity Earnings of Affiliates	(67)	(79)
Cash Payments for Restructuring Charge	—	(14)
Other Operating Activities - Net	182	21
Net Cash Provided by Operating Activities	3,737	3,406

INVESTING ACTIVITIES
Property Additions	(1,191)	(1,240)
Proceeds from Property Dispositions	218	257
Purchases of Short-Term Investments	(2,255)	(611)
Proceeds from Sales of Short-Term Investments	1,480	15
Other Investing Activities	19	(8)
Net Cash Used in Investing Activities	(1,729)	(1,587)

FINANCING ACTIVITIES
Long-term Debt Issued	2,000	2,000
Long-term Debt Repaid	(18)	(19)
Dividends Paid	(577)	(570)
Shares Repurchased (c)	(2,767)	(2,816)
Accelerated Share Repurchase Pending Final Settlement	—	(100)
Other Financing Activities	17	(52)
Net Cash Used in Financing Activities	(1,345)	(1,557)

Net Increase in Cash and Cash Equivalents	663	262

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	858	401
Cash and Cash Equivalents at End of Period	$1,521	$663

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)
Reclassification of Debt: On September 12, 2019 CSX notified the holders of its $500 million 3.70% notes due October 2020 that it intended to fully redeem these notes on October 15, 2019 using a portion of the proceeds from the $1 billion debt issuance on September 12, 2019. Accordingly, the October 2020 notes were included in current maturities of long-term debt on the condensed consolidated balance sheet as of September 30, 2019 and were redeemed on October 15, 2019.

b)
New Lease Accounting Guidance: On January 1, 2019, the Company adopted Accounting Standard Update, Leases, which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a related lease liability. As of September 30, 2019, right-of-use assets of $539 million are included in other long-term assets and the related lease liabilities are included in other current and other long-term liabilities on the condensed consolidated balance sheets.

c)	Shares Repurchased: During third quarter and nine months ended 2019 and 2018, the Company engaged in the following repurchase activities:

	Quarters Ended		Nine Months Ended
	Sep. 30, 2019	Sep 30, 2018	Sep. 30, 2019	Sep 30, 2018
Shares Repurchased (Millions)	16	15	39	46
Cost of Shares (Dollars in millions)	$1,111	$1,006	$2,767	$2,816
Average Cost per Share Repurchased	$68.94	$70.18	$71.11	$61.64
On August 8, 2019, the Company entered into an agreement to repurchase shares of the Company’s common stock. Under this agreement, the Company made a prepayment of $250 million to a financial institution and settlement occurred September 10, 2019. At settlement, the Company received approximately 4 million shares, calculated based on the volume-weighted average price of the Company’s common stock over the term of the agreement, less a discount.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended September 30, 2019 and September 30, 2018

	Volume			Revenue			Revenue Per Unit
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Chemicals	166	172	(3)%	$589	$596	(1)%	$3,548	$3,465	2%
Agricultural and Food Products	119	112	6	354	325	9	2,975	2,902	3
Automotive	110	111	(1)	297	300	(1)	2,700	2,703	—
Minerals	90	85	6	145	137	6	1,611	1,612	—
Forest Products	73	74	(1)	225	223	1	3,082	3,014	2
Metals and Equipment	65	69	(6)	195	205	(5)	3,000	2,971	1
Fertilizers	60	60	—	101	104	(3)	1,683	1,733	(3)
Total Merchandise	683	683	—	1,906	1,890	1	2,791	2,767	1
Coal	213	234	(9)	516	588	(12)	2,423	2,513	(4)
Intermodal	673	739	(9)	447	500	(11)	664	677	(2)
Other	—	—	—	109	151	(28)	—	—	—
Total	1,569	1,656	(5)%	$2,978	$3,129	(5)%	$1,898	$1,889	—%

Nine Months Ended September 30, 2019 and September 30, 2018

	Volume			Revenue			Revenue Per Unit
	2019	2018	% Change	2019	2018	% Change	2019	2018	% Change
Chemicals	505	503	—%	$1,766	$1,741	1%	$3,497	$3,461	1%
Agricultural and Food Products	351	331	6	1,056	959	10	3,009	2,897	4
Automotive	346	341	1	937	934	—	2,708	2,739	(1)
Minerals	248	237	5	412	388	6	1,661	1,637	1
Forest Products	217	212	2	664	633	5	3,060	2,986	2
Metals and Equipment	192	202	(5)	571	589	(3)	2,974	2,916	2
Fertilizers	183	188	(3)	323	332	(3)	1,765	1,766	—
Total Merchandise	2,042	2,014	1	5,729	5,576	3	2,806	2,769	1
Coal	651	657	(1)	1,611	1,660	(3)	2,475	2,527	(2)
Intermodal	1,988	2,163	(8)	1,311	1,439	(9)	659	665	(1)
Other	—	—	—	401	432	(7)	—	—	—
Total	4,681	4,834	(3)%	$9,052	$9,107	(1)%	$1,934	$1,884	3%

CSX Corporation

VOLUME AND REVENUE
Revenue decreased 5 percent year over year due to intermodal and coal volume decreases, lower other revenue and decreases in fuel recovery, partially offset by pricing gains across nearly all markets and favorable mix.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended		Nine Months Ended
(Dollars in millions)	Sep. 30, 2019	Sep 30, 2018	Sep. 30, 2019	Sep 30, 2018
Fuel Surcharge Revenue	$154	$182	$464	$476
Fuel Lag Benefit (Expense)	$8	$3	$15	$(16)

Merchandise Volume
Chemicals - Declined due to reduced natural gas liquids and fly ash shipments, partially offset by growth in industrial chemicals as well as industrial and municipal waste.
Agricultural and Food Products - Increased due to gains in feed grain and ingredients, sweeteners and oils, and ethanol.
Automotive - Declined due to lower passenger car shipments, partially offset by higher shipments of trucks and SUVs.
Minerals - Increased due to higher shipments for construction and paving projects.
Forest Products - Declined due to reduced pulpboard shipments, partially offset by higher demand for wood pulp.
Metals and Equipment - Declined due to reduced metals shipments, primarily in the steel, construction and scrap markets.
Fertilizers - Volume gains on short-haul phosphate shipments were offset by declines in long-haul fertilizer shipments.
Coal Volume
Domestic coal volume declined primarily due to lower shipments of utility coal as a result of continued competition from natural gas. Export coal volume declined due to lower international shipments of both thermal and metallurgical coal as global benchmark prices declined.

	Quarters Ended			Nine Months Ended
(Millions of tons)	Sep. 30, 2019	Sep 30, 2018	Change	Sep. 30, 2019	Sep 30, 2018	Change
Coal Tonnage
Domestic	15.3	15.8	(3)%	43.3	41.8	4%
Export	8.8	10.7	(18)	29.9	32.7	(9)
Total Coal	24.1	26.5	(9)%	73.2	74.5	(2)%
Intermodal Volume
Domestic and international volumes declined primarily due to rationalization of low-density lanes.
Other Revenue
Other revenue decreased $42 million versus prior year primarily due to lower revenue for storage at intermodal facilities and demurrage.

CSX Corporation

EXPENSE
Expenses of $1.7 billion decreased $145 million, or 8 percent year over year, primarily driven by efficiency gains as well as volume savings and lower fuel prices, partially offset by inflation.
Labor and Fringe expense decreased $57 million due to the following:

•	Efficiency and volume savings of $54 million primarily resulted from lower headcount and reduced crew starts.

•	Other cost savings were partially offset by inflation.
Materials, Supplies and Other expense decreased $59 million due to the following:

•	Efficiency and volume savings of $64 million primarily resulted from lower operating support costs, lower trucking and terminal costs and reduced equipment maintenance expenses.

•	Gains from real estate and line sales were $65 million in 2019 compared to $53 million in 2018.

•	All other costs increased $17 million primarily due to a $22 million non-railroad asset impairment related to an intermodal terminal sale agreement.
Depreciation expense increased $4 million primarily due to a larger asset base.
Fuel expense decreased $45 million primarily due to a 13% price decrease, record fuel efficiency and lower volume. These decreases were partially offset by a $15 million net expense related to state fuel tax matters.
Equipment and Other Rents expense increased $15 million primarily due to several non-significant items, including inflation, partially offset by volume and efficiency savings.

Employee Counts (Estimated)

	Quarters Ended			Nine Months Ended
	Sep. 30, 2019	Sep 30, 2018	Change	Sep. 30, 2019	Sep 30, 2018	Change
Average	21,331	22,696	(1,365)	21,777	23,040	(1,263)
Ending	21,158	22,562	(1,404)	21,158	22,562	(1,404)

Fuel Expense

	Quarters Ended		Nine Months Ended
(Dollars and gallons in millions, except price per gallon)	Sep. 30, 2019	Sep 30, 2018	Sep. 30, 2019	Sep 30, 2018
Estimated Locomotive Fuel Consumption (Gallons)	94.7	105.2	298.1	318.6
Price per Gallon (Dollars)	$2.05	$2.37	$2.09	$2.28
Total Locomotive Fuel Expense	$194	$249	$623	$726
Non-Locomotive Fuel Expense (a)	29	19	67	67
Total Fuel Expense	$223	$268	$690	$793
(a) Non-locomotive Fuel Expense for the quarter and nine months ended September 30, 2019 includes a $15 million net expense related to state fuel tax matters

CSX Corporation

OPERATING STATISTICS (Estimated)
Operating performance remained strong in the third quarter of 2019 as train velocity improved 13% to record levels for the third quarter, while car dwell remained relatively stable near record levels. The Company remains focused on executing the operational plan to deliver further service gains, improve transit times and drive asset utilization while controlling costs.

From a safety perspective, the FRA reportable personal injury frequency index of 0.84 for the third quarter 2019 improved 6% year over year, driven by a significant reduction in the number of personal injuries. Similarly, the FRA train accident frequency rate of 1.59 for the quarter improved 51% year over year, driven by an all-time record low number of FRA reported train accidents.

	Quarters Ended			Nine Months Ended
	Sep. 30, 2019	Sep. 30, 2018	Improvement / (Deterioration)	Sep. 30, 2019	Sep. 30, 2018	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	20.3	18.0	13%	20.2	17.7	14%
Dwell (Hours) (a)	9.2	8.9	(3)%	9.0	9.6	6%

Revenue Ton-Miles (Billions)
Merchandise	32.1	32.0	—%	96.7	96.2	1%
Coal	10.3	12.0	(14)%	31.7	34.1	(7)%
Intermodal	6.7	7.3	(8)%	20.0	22.0	(9)%
Total Revenue Ton-Miles	49.1	51.3	(4)%	148.4	152.3	(3)%

Total Gross Ton-Miles (Billions)	97.1	102.1	(5)%	293.7	301.8	(3)%
On-Time Originations	93%	85%	9%	88%	84%	5%
On-Time Arrivals (b)	79%	80%	(1)%	77%	75%	3%

Safety
FRA Personal Injury Frequency Index	0.84	0.89	6%	0.80	1.04	23%
FRA Train Accident Rate	1.59	3.27	51%	2.11	3.82	45%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

(a) The methodology for calculating train velocity and dwell differs from that prescribed by the Surface Transportation Board. The Company will continue to report train velocity and dwell to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.
(b) Beginning in the third quarter 2019, the calculation of on-time arrivals has changed to consider a train "on time" if it is delivered within two hours of scheduled arrival. Prior year periods have been restated to conform to this change.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation

NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Adjusted Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities, which includes proceeds from property dispositions. Adjusted free cash flow excludes the impact of cash payments for restructuring charge. Free cash flow and adjusted free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure). The restructuring charge impact to free cash flow in 2018 was tax effected using the Company's applicable tax rate.

	Nine Months Ended
(Dollars in millions)	Sep. 30, 2019	Sep. 30, 2018
Net Cash Provided by Operating Activities	$3,737	$3,406
Property Additions	(1,191)	(1,240)
Other Investing Activities	237	249
Free Cash Flow (before payment of dividends)	2,783	2,415
Add back: Cash Payments for Restructuring Charge (after-tax) (a)	—	11
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$2,783	$2,426
(a) The Company made cash payments related to the restructuring charge of $14 million in the nine months ended September 30, 2018.